UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 13, 2004

STAR SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-15234	52-1402131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 LIBERTY WAY

CHESTER, VIRGINIA 23836

(Address of principal executive offices, including zip code)

(804) 530-0535

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On December 14, 2004, Star Scientific, Inc. (“Star”) received notices from R.J. Reynolds Tobacco Company (as purported successor to Brown & Williamson Tobacco Corporation) (“RJR”) and Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation) (“B&W) that the hard tobacco market test conducted under the Hard Tobacco Agreement (the “Agreement”), dated April 25, 2001, as amended, by and between Star and Brown & Williamson Tobacco Corporation was unsuccessful and that the Agreement, pursuant to Section 6.01, was terminated, effective December 14, 2004.

From conversations between individuals at Star and RJR it was Star’s understanding that the hard tobacco test market was very successful, and that enthusiasm had been expressed about getting the product on the market quickly. (See press release attached as exhibit no. 99.1)

Under the Agreement, as amended, Star granted to B&W a non-exclusive right (subject to Star’s own rights) to purchase and sell hard tobacco manufactured by Star, in return for royalty payments on the sales of these products. If B&W had deemed the market test to be successful, the term of this Agreement would have been ten years, automatically renewable for seven successive ten-year periods. B&W had agreed to pay Star its manufacturing costs for hard tobacco in addition to the royalty payments.

The Agreement provided for a market test of a hard tobacco product, after which B&W was to advise Star whether B&W deemed the market test to be successful. In the event B&W deemed the market test successful, the Agreement provided that a rollout of the hard tobacco product would commence, and B&W would forgive one-half of the then-outstanding indebtedness to B&W. If, thereafter, B&W distributed a hard tobacco product in retail locations in 15 states, B&W would have forgiven the remainder of Star’s indebtedness to B&W. As of September 30, 2004, Star’s indebtedness equaled approximately $20 million. As a result of the termination of the Agreement, B&W, and RJR as the purported and self-described successor to B&W, are prohibited from manufacturing, selling or distributing a hard tobacco product, or competing with Star in the manufacture, sale or distribution of a hard tobacco product, for a period of four years.

On December 15, 2003, B&W began to test market a hard tobacco product, named Interval®, in Louisville, Kentucky. This B&W hard tobacco product was being manufactured by Star at its manufacturing facility in Chase City, Virginia. Star also manufactured and shipped a similar dissolvable low-TSNA smokeless tobacco product this summer that was used in a larger test market.

Relationships with B&W and litigation against RJR

Star has material relationships with B&W apart from the Agreement. Star and B&W have for a number of years been party to multiple, substantial commercial relationships, and Star and RJR are involved in significant patent infringement litigation that is schedule to be tried in U.S. District Court in one month, beginning January 24.

On July 30, 2004, RJR, a subsidiary of B&W, and certain of their affiliated tobacco businesses combined operations under the new publicly traded holding company, Reynolds American Inc., which is 42% owned by British American Tobacco PLC, the parent of B&W. In the litigation discussed below, RJR took the position that the new operating entity established as a result of this combination transaction assumed all of the rights and obligations under the agreements previously entered into between Star and B&W, and moved to dismiss the case on this basis. After full briefing the Court denied RJR’s motion to dismiss, and found that B&W had attempted to assign the Star/B&W agreements to the new subsidiary, and that Star had not consented to the assignment. The Court further found that the de facto merger doctrine did not apply. In its ruling the Court did leave open the question of what impact, if any, the combination may have on the future licensing arrangements with RJR, but noted that those considerations did not impact on the claims asserted in the present litigation.

Commercial Arrangements with B&W

On October 12, 1999, Star and B&W entered into an agreement (referred to as the “Master Agreement”) under which B&W, among other things, agreed to purchase StarCured™ tobacco. On April 25, 2001, Star and B&W entered into a Restated Master Agreement that provided for increased purchases of StarCured™ tobacco by B&W. B&W agreed to purchase at least 15 million pounds of StarCured™ tobacco over three growing seasons (2001-2003) with the right to purchase additional amounts of StarCured™ tobacco during those years and in future years. The Master Agreement provided that if B&W did not purchase at least 15 million pounds of StarCured™ tobacco in the later years, then for each pound purchased below 15 million pounds Star would receive an $0.80 per-pound reduction of its outstanding debt obligations, up to a total reduction of $12 million on a cumulative basis.

In 2000-2002, Star annually produced and delivered to B&W approximately 19 million pounds of very low-TSNA StarCured™ tobacco. On August 14, 2003, B&W and Star executed a Letter Agreement relating to the StarCured™ tobacco curing leaf program. Under the Letter Agreement, B&W agreed to purchase 15 million pounds of tobacco directly from the Company’s StarCured™ farmers at B&W’s contract prices plus a ten-cent ($0.10) premium, and up to an additional 3.7 million green-weight pounds of tobacco at its contract price during 2003. As part of the Letter Agreement, B&W was relieved of its obligation to purchase tobacco from Star, and is no longer required to reduce Star’s obligations under the notes payable by Star to B&W due to any shortfalls in leaf purchases. Further, B&W received for its own benefit certain Star leaf inventories previously warehoused by B&W on the Company’s behalf, and Star recognized a loss of $4.3 million associated with the leaf inventory transferred to B&W. Shortly after the October 27, 2003 announcement of the subsequent RJR/B&W combination, B&W notified Star that it did not intend to make any tobacco purchases from Star during the 2004 season.

B&W also manufactured cigarettes for Star Tobacco Inc. (“ST”) until December 31, 2002, pursuant to a Manufacturing Agreement entered into in January 2000 and had been supplying leaf tobacco to ST for use in its tobacco products, pursuant to a Supply Agreement entered into in January 2000. B&W ceased manufacturing cigarettes for Star as of December 31, 2002, and ceased supplying tobacco to Star in the first half of 2003.

Under the Restated Master Agreement, as amended by letter agreements dated December 4, 2002 and August 14, 2003, between B&W and Star, Star owes B&W approximately $20 million of long-term debt, with no interest accruing, or principal payments required through December 31, 2005. Beginning January 1, 2006, interest accrues at prime plus 1% and interest and principal are payable in 96 monthly installments. The debt is secured by tobacco leaf inventory, the tobacco curing barns, and a first priority security interest in Star’s intellectual property. Once the outstanding loan balance is reduced to $10 million, the collateral will be released by B&W. Star also has a current obligation of $8,184,874.74 payable to B&W. The principal payments on this obligation have been deferred until January 2005.

Under another agreement entered into on April 25, 2001 (the “Other Low-TSNA Tobacco Agreement”), B&W is obligated to pay royalties to Star on B&W’s purchases of StarCured™ tobacco and other low-TSNA tobacco. During 2001 and 2002, Star received approximately $1.5 million each year of royalty payments from B&W on its purchase of low-TSNA tobacco, all of which was used to reduce Star’s long-term debt to B&W. B&W is no longer obligated to pay any further royalty for purchases of low-TSNA tobacco until a royalty rate is established with one of the other three largest tobacco manufacturers pursuant to the terms of the various other agreements entered into on April 25, 2001.

Pursuant to another agreement entered into on April 25, 2001, B&W took over all aspects of Star’s Advance® low-TSNA cigarette in return for royalty payments (initially 40 cents per carton, which then decreases over time) on the sales of that cigarette.

Litigation with RJR

In May 2001, Star filed a patent infringement action against RJR in the United States District Court for Maryland, Southern Division to enforce Star’s rights under U.S. Patent No. 6,202,649 (`649 Patent), which claims a process for substantially preventing the formation of TSNAs in tobacco. On July 30, 2002, the Company filed a second patent infringement lawsuit against RJR based on a new patent issued by the U.S. Patent and Trademark Office on July 30, 2002 (Patent No. 6,425,401). The new patent is a continuation of the `649 Patent, and on August 27, 2002 the two suits were consolidated.

In April 2003, the parties filed dispositive motions for Summary Judgment. Star filed a Motion for Summary Judgment on Claim Construction and Definiteness, and RJR filed six Motions for Summary Judgment asserting various defenses. Pursuant to an Order dated September 15, 2003, the Court appointed a Special Master to prepare Reports and Recommendations (“R&Rs”) for the Court on Star’s Motion for Summary Judgment and five of RJR’s six Motions for Summary Judgment. The Special Master issued R&Rs on all six of the Summary Judgment Motions and on March 31, 2004, the Court issued final rulings on five of the six Summary Judgment Motions. In its rulings, the Court adopted without modification the Special Master’s R&Rs, which recommended that the Court deny RJR’s Summary Judgment Motions, and that Star’s motion for Summary Judgment on claim construction and definiteness be granted in part and denied in part. The Court also issued an order denying RJR’s motion for Summary Judgment seeking to limit Star’s damages claim. On June 24, 2004, the Court issued a final order on the last RJR Summary Judgment Motion and adopted without modification the Special Master’s R&R, which recommended that the Court deny the Summary Judgment Motion.

On August 17, 2004, Star was informed that the case was transferred from Judge Alexander Williams to Judge Marvin J. Garbis and that a pre-trial conference would be held on September 1, 2004. Following the conference, on September 3, 2004, Judge Garbis issued a “First Procedural Order”. In that Order, Judge Garbis set a firm trial date for the patent infringement lawsuit to begin on Monday, January 24, 2005. The procedural order also established interim dates for the filing of various pretrial motions and other pretrial matters. On November 16, 2004 the Court issued a “Second Procedural Order” which provided additional deadlines for pretrial matters. On December 2, 2004, the Court issued a Memorandum and Order overruling Star’s objections to an earlier order in the case finding that the crime-fraud exception to privilege applied to certain documents and communications. The December 2, 2004 Order authorized certain additional discovery by RJR. On December 9, 2004, the Court further defined the scope of information that is subject to discovery. RJR has requested a slight delay in the trial date to finish its discovery. The additional discovery is ongoing along with the parties other pretrial preparations.

Item	9.01. Financial Statements and Exhibits

(a)	Financial Statements.

None.

(b)	Pro Forma Financial Information

None.

(c)	Exhibits:

99.1	Press Release of Star Scientific, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.

Date: December 20, 2004	By:	/s/ Paul L. Perito
Paul L. Perito
Chairman of the Board, President and Chief Operating Officer